Exhibit 5.1

August 20, 2008

GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to GlobalOptions Group, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), being filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of an aggregate of 3,250,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), of the Company issuable pursuant to the terms and in the manner set forth in the Company’s Amended and Restated 2006 Long-Term Incentive Plan and Amended and Restated 2006 Employee Stock Purchase Plan (together, the “Plans”).  The Company’s original 2006 Long-Term Incentive Plan and 2006 Employee Stock Purchase Plan provided for the issuance of an aggregate of up to 1,750,000 shares of Common Stock, which shares were registered on a registration statement on Form S-8 (Registration No. 333-139368) filed with the SEC and declared effective on December 15, 2006.

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of (i) the Company’s Certificate of Incorporation and By-laws, each as amended to date, (ii) the Plans and (iii) such other documents as we have considered appropriate for purposes of this opinion. We have also reviewed such other matters of law and examined and relied upon such corporate documents, certificates, agreements, instruments and records, as we have deemed necessary for the purpose of expressing an opinion as set forth below.  In our examinations we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of the foregoing, we are of the opinion that the Shares, when issued pursuant to the terms and in the manner set forth in the Plans, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the prospectus which accompanies the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP